Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

September 27, 2021 and the Prospectus dated December 7, 2020

Registration No. 333-251186

Charter Communications Operating, LLC

Charter Communications Operating Capital Corp.

$1,250,000,000 2.250% Senior Secured Notes due 2029 (the “2029 Notes”)

$1,350,000,000 3.500% Senior Secured Notes due 2042 (the “2042 Notes”)

$1,400,000,000 3.950% Senior Secured Notes due 2062 (the “2062 Notes”)

September 27, 2021

Pricing Term Sheet dated September 27, 2021

to the
Preliminary Prospectus Supplement dated September 27, 2021

(the “Preliminary Prospectus Supplement”)
of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

(the “Issuers”)

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Terms Applicable to the 2029 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:	$1,250,000,000

Title of Securities:	2.250% Senior Secured Notes due 2029

Final Maturity Date:	January 15, 2029

Coupon:	2.250%

Benchmark Treasury:	1.125% due August 31, 2028

Benchmark Treasury Price and Yield:	98-28; 1.295%

1 of 7

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Spread to Benchmark Treasury:	+98 basis points

Yield to Maturity:	2.275%

Issue Price:	99.835%, plus accrued and unpaid interest, if any, from October 12, 2021

Interest Payment Dates:	January 15 and July 15

Record Dates:	January 1 and July 1

First Interest Payment Date:	January 15, 2022

CUSIP Number:	161175 CD4

ISIN Number:	US161175CD44

Optional Redemption:

Prior to the Par Call Date (as defined below), the 2029 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 30 days’ prior notice to each Holder of the 2029 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2029 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such Note on the Par Call Date, plus (ii) all required interest payments due on such Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 15 basis points; over

(b) the outstanding principal amount of such Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means November 15, 2028.

On or after the Par Call Date, the Issuers may redeem the 2029 Notes, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2029 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2029 Notes on a record date to receive the related interest payment on the related interest payment date).

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Terms Applicable to the 2042 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:	$1,350,000,000

Title of Securities:	3.500% Senior Secured Notes due 2042

Final Maturity Date:	March 1, 2042

Coupon:	3.500%

Benchmark Treasury:	1.750% due August 15, 2041

Benchmark Treasury Price and Yield:	96-22; 1.952%

Spread to Benchmark Treasury:	+160 basis points

Yield to Maturity:	3.552%

Issue Price:	99.253%, plus accrued and unpaid interest, if any, from October 12, 2021

Interest Payment Dates:	March 1 and September 1

Record Dates:	February 15 and August 15

First Interest Payment Date:	March 1, 2022

CUSIP Number:	161175 CE2

ISIN Number:	US161175CE27

Optional Redemption:

Prior to the Par Call Date (as defined below), the 2042 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 30 days’ prior notice to each Holder of the 2042 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2042 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

amount of such Note on the Par Call Date, plus (ii) all required interest payments due on such Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 25 basis points; over

(b) the outstanding principal amount of such Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means September 1, 2041.

On or after the Par Call Date, the Issuers may redeem the 2042 Notes, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2042 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2042 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to the 2062 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:	$1,400,000,000

Title of Securities:	3.950% Senior Secured Notes due 2062

Final Maturity Date:	June 30, 2062

Coupon:	3.950%

Benchmark Treasury:	2.375% due May 15, 2051

Benchmark Treasury Price and Yield:	108-19; 1.990%

Spread to Benchmark Treasury:	+200 basis points

Yield to Maturity:	3.990%

Issue Price:	99.186%, plus accrued and unpaid interest, if any, from October 12, 2021

Interest Payment Dates:	June 30 and December 30

Record Dates:	June 15 and December 15

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

First Interest Payment Date:	June 30, 2022

CUSIP Number:	161175 CG7

ISIN Number:	US161175CG74

Optional Redemption:

Prior to the Par Call Date (as defined below), the 2062 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 30 days’ prior notice to each Holder of the 2062 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2062 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such Note on the Par Call Date, plus (ii) all required interest payments due on such Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 30 basis points; over

(b) the outstanding principal amount of such Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means December 30, 2061.

On or after the Par Call Date, the Issuers may redeem the 2062 Notes, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2062 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2062 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to Each Series of Notes

Use of Proceeds:	The Issuers intend to use the net proceeds from this offering for general corporate purposes, including to fund potential buybacks of Class A common stock of Charter Communications, Inc. and common units of Charter Communications Holdings, LLC, a subsidiary of Charter Communications, Inc., to repay certain indebtedness and to pay related fees and expenses.

Joint Book-Running	Citigroup Global Markets Inc. Deutsche Bank Securities Inc.

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Managers:

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

BofA Securities, Inc.

Credit Suisse Securities (USA) LLC

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

TD Securities (USA) LLC

Co-Managers:

BNP Paribas Securities Corp.

Barclays Capital Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Credit Agricole Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

LionTree Advisors LLC

Academy Securities, Inc.

Loop Capital Markets LLC

MFR Securities, Inc.

Samuel A. Ramirez & Company, Inc.

Trade Date:	September 27, 2021

Settlement Date:

October 12, 2021 (T+10)

We expect that delivery of the 2029 Notes, the 2042 Notes and the 2062 Notes (together, the “Notes”) will be made to investors on or about October 12, 2021, which will be the tenth business day following the date of this Pricing Term Sheet (such settlement cycle being herein referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is two business days preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes hereunder during such period should consult their advisors.

Distribution:	SEC Registered (Registration No. 333-251186)

The Issuers and the guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers and the guarantors have filed with the SEC for more complete information about the Issuers, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Citigroup Global Markets Inc., Attention: c/o Broadridge Financial Solutions, 1155 Long Island

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146, E-mail: prospectus@citi.com, Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005; Telephone: (800) 503-4611, E-mail: prospectus.CPDG@db.com, or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Telephone: (866) 718-1649, E-mail: prospectus@morganstanley.com.